SALES & MARKETING AGREEMENT

This **Sales & Marketing Agreement** (the "Agreement") is entered into as of October 27, 2006 by and between **PROVISION INTERACTIVE TECHNOLOGIES, INC.**, a California corporation having its principal place of business at 9253 Eton Avenue, Chatsworth, California 91311 (the "Company" or "PITI"), and Wonderworks Media Limited, a United Kingdom corporation having its principal place of business at 28 Bolton Street, London, United Kingdom W1J 8BP (the "Representative").

RECITALS

WHEREAS, PITI wishes to engage the Representative to perform non-exclusive sales and marketing services on its behalf, and

WHEREAS, the Representative accepts this engagement to represent the Company in a non-exclusive sales and marketing capacity,

NOW THEREFORE, in order to affect the foregoing and in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Representative agree as follows:

1. **Term of Engagement**:

PITI hereby engages Individual to perform services for a period of twelve (12) months, commencing on OCT 27, 2006 for services to be performed henceforth, unless such engagement is terminated by one party furnishing the other a minimum of fifteen (15) days written notice, of an intent to terminate this Agreement. This Agreement may be extended by mutual written consent of the parties subject to the Representative meeting or exceeding performance criteria.

2. **Designated Territories.**

As used herein, the term Designated Territories shall mean the country(s) of the United Kingdom. Sale of Products by the Distributor in other than the designated territories shall require advanced written approval by PITI.

3. **Duties**:

The Representative shall use all reasonable efforts to promote the interests and reputation of the Company pursuant to the sale of products outlined in paragraph 3. In connection with their responsibilities hereunder, the Representative shall be furnished with any information; financial and operational reports prepared by the Company and shall have access to such records that bear directly on the performance of his duties hereunder. The Representative shall provide the Company updates of his sales and marketing activities on behalf of PITI by furnishing 'monthly activity reports' to the Vice President of Sales/Marketing of PITI through the term of this Agreement.

4. **Branding Requirements**

Representative understands and acknowledges that each unit sold, rented or leased pursuant to this Agreement, shall carry PITI's proprietary branding and shall comply with all existing and future PITI branding requirements. PITI reserves the right to exclude certain market channels, which in PITI's sole discretion may be deemed to detrimentally impact the equity and/or integrity of the HoloVision™ 3D Aerial Imaging Display branding and trade name.

Representative is also granted permission to utilize PITI's proprietary branding materials, pictures, press releases, spec sheets provided to Representative by PITI for Representatives website. PITI reserves the right to exclude certain materials, which in PITI's sole discretion may be deemed to detrimentally impact the equity and/or integrity of the HoloVision™ 3D Aerial Imaging Display branding and trade name and/or PITI's corporate branding and trade name.

5. **'Representative' and 'Retail' Prices, Protected Customer List.**

Subject to the terms and conditions of this Agreement, PITI agrees to sell Products and invoice the Representative at a designated 'Representative Price' (excluding freight, insurance, taxes, tariffs, duty, and installation costs) as set forth on Exhibit "B" attached hereto. The 'Representative Price' shall be reviewed every one hundred twenty (120) days and established for the following one hundred twenty (120) day period. Representative shall establish the 'Retail Price' of PITI's Products within the designated territory. Representative agrees to reasonably consider the advice of PITI regarding suggested 'Retail Price'. Volume pricing schedule may be determined on a project- by- project basis.

Upon notification in writing of a pending or active project with a specific account, at PITI's sole approval, the project will be added to a list of protected projects, as defined in Addendum "B" whereby PITI will assist the representative in closing the business. PITI will not actively solicit the business of this specific project during the term of the project.

6. **Payment Terms.**

Representative will remit to PITI the amount of sixty (60%) percent of the designated 'Representative' price with all orders sent to PITI, with the remaining balance of the 'Representative' price due immediately prior to shipment. For orders of products in stock, payment will be one hundred (100%) percent prior to shipping, Representative shall be responsible for payment of all tariffs, freight, crating and sales or import taxes prior to shipment of Products to Representative or the End User. Representative can elect to have clients pay PITI directly for the products in which case, PITI will then pay Representative the difference between the Representative price and the actual selling price as negotiated by the Representative for both the down payment and the final payment. Representative may elect to pay PITI via Bank Wire Transfer or via Confirmed Irrevocable Letter of Credit in accordance with all the terms of this Agreement and acceptable to PITI. Representative shall be responsible for payment of all costs associated with the Confirmed Irrevocable Letter of Credit.

7. **Returns and Storage Fees.**

In the event Representative cancels an order at any time after seven (7) working days of order acceptance by PITI, Representative shall be charged a re-stocking fee equal to forty (40%)

percent of the invoiced price of the order. In the event Representative cancels an order at any time after fifteen (15) working days of order acceptance by PITI, Representative shall be charged a re-stocking fee equal to sixty (60%) percent of the invoiced price of the order. PITI will store products for up to thirty (30) days from order completion, after which a "Storage Fee" will be added for all stored products of 1.5% of invoice amount of stored product per month.

8. **Revenue Sharing on Sales of Media, Content or Transactions.**

For Products that are sold, leased, rented, or placed for which the Representative will receive **any** recurring revenue (including but not limited to revenues for advertisements, content or transactions placed on HoloVision Systems), revenues will be shared between PITI and Representative in the percentages set forth herein on Exhibit "A" attached hereto and incorporated by reference into this Agreement. All shared revenues shall be due and owing and remitted to PITI by the Representative within fifteen (15) business days of the end of each month in which revenues were received. This Revenue Sharing paragraph 4 shall survive contract termination for as long as HoloVision systems are being utilized by Representative, either directly or through supporting agreements, to generate recurring revenues.

Upon providing Representative adequate and reasonable notice of at least five (5) business days, PITI shall have the right semi-annually to conduct an audit of that portion of Representative's books which state the recurring revenue sharing of sales of Media.

9. **Benefits**:

The Company shall not be required to provide the Representative with any of the benefits normally provided by the Company to any of PITI's employees.

10. **Confidential Information.**

The parties agree that the identification of End Users and all information contained in PITI's files pertaining to End Users, their business needs and demands, and all pricing information relating to any product or services purchased by any End Users at any time prior to the execution of this Agreement constitutes confidential information, and valuable trade secrets developed at considerable expenses by PITI since the time PITI first began business operations.

To induce PITI to enter into this Agreement, Representative, and all others acting by, through or in concert with them hereby agrees that such information, compilations of information, data, reports, records and memoranda relating to any of the aforementioned items as well as any and all writings and documents which now exist and all information pertaining thereto are irrevocably deemed protectable, confidential information and trade secrets, which information is and shall remain PITI's sole property, and which neither Representative nor any one acting by, through or in concert with him may disclose, reveal or in any manner whatsoever utilize or divulge to any other person or party for any reason whatsoever except as contemplated by this Agreement.

Representative will protect the confidentiality of all such information which he has obtained from PITI relating to the aforementioned items, and which would not otherwise be known by him, except as a result of its relationship to PITI under this Agreement. Representative acknowledges and agrees to adhere to the previously executed confidentiality and non-disclosure agreement executed on July 20, 2005.

11. **No Reverse Engineering**.

Representative shall not reverse engineer the Products, and Representative shall not decompile, modify, prepare derivative works or disassemble any software or hardware in the Product. Representative shall not duplicate, disassemble, or modify the Property, nor inspect or document with intent to reproduce the Products in violation of this Agreement. The Products or any other information that may be obtained by reverse engineering any PITI Product(s) is deemed "Confidential Information" of PITI. Representative shall not copy or reverse engineer, attempt to reverse engineer, or in any way facilitate the reverse engineering of any PITI Product(s), including embedded firmware or software to include all hardware products and software applications.

12. **Proprietary Interests**:

During or at any time after the expiration of his term of service to the Company, the Representative shall not communicate or divulge to, or use for the benefit of, any individual or entity other than the Company, any proprietary information of the Company received by the Representative by virtue of their engagement, without first obtaining written approval from the Company.

13. **Remedies for Breach of Representative's Obligations**:

The parties agree that the services of the Representative are of a personal, specific and extraordinary character and cannot be readily replaced by the Company. They further agree that in the course of performing its services, the Representative will have access to various types of proprietary information of the Company, which, if released to others or used by the Representative other than for the benefit of the Company, in either case without the Company's consent, could cause the company to suffer irreparable injury. Therefore, the obligations of the Representative established under § 7. and 8. hereof shall be enforceable both at law and in equity, by injunction, specific performance, damages or other remedy; and the right of the Company to obtain any such remedy shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof.

14. **Modification**:

This Agreement may be amended or modified only with the mutual written consent of the parties, and in its present form consists of the entire agreement between the parties.

15. **Indemnification**:

The Company shall indemnify Representative and hold Representative harmless from any claim which may be asserted against Representative or any loss which may be suffered by Representative to the extent that the same arises out of any litigation, administrative proceeding or investigation commenced against Representative in respect to any action taken by Representative in good faith while pursuing their responsibilities hereunder and not involving Representative's gross negligence or culpability.

16. **Miscellaneous Provisions**:

a) **Non-assignment** - Neither this Agreement nor any right/s or interest hereunder shall be assignable by the Representative, the Representative's beneficiary or legal representatives except as otherwise expressly provided herein.

b) **Enforceability** - If any term or condition or this agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of his agreement, and such term or condition except to such extent or in such application, shall not be affected thereby and each and every term and condition of this agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

c) **Notice** - All notices or other communications required or permitted to be furnished pursuant to this agreement shall be in writing and shall be sent by certified or registered mail, or sent by prepaid telegram to the recipient party at the address appearing in the preamble to this agreement or to such other address as any such party may have designated by like notice forwarded to the other party hereto. Change of address notices shall be deemed furnished when received/all other notices shall be deemed furnished when mailed or hand delivered.

d) **Application of California Law** - The agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of California. Venue shall be deemed located in Los Angeles County.

e) **Counterparts** - This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

f) **Binding Effect** - Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, devisees, heirs, successors, transferees and assigns of the respective parties hereto.

g) **Entire Agreement** - This Agreement constitutes the entire Agreement between the parties and supersedes all previous agreements, discussions, promises, or representations. No alteration or modification of this Agreement shall be valid unless agreed to in writing and duly signed by both the parties.

WHEREAS, the parties have hereunto executed this Agreement.

Dated: 27/10/06

By: [signature]
Jenny Richards

Wonderworks Media Limited

Dated: OCT 27, 2006

By: [signature] CEO
Bob Ostrander CURT THORNTON
Vice President
Provision Interactive Technologies, Inc.

EXHIBIT "A"

Representative Price List and Revenue Sharing

		Model Types		
Volume	**Delivery**	**HL40**	**HL29**	**HL17**
(Units)	(weeks)	Price $USD	Price $USD	Price $USD
1-5	8	8,500	6,750	4,850
6-10	8	8,250	6,400	4,600
11-50	8	8,000	5,900	4,400
51-99	8	7,750	5,750	4,300

Volume orders of 100+ are quoted on an order-by-order basis. The following are estimates only.

100-300	Per Quote	7,000	5,000	3,900
301-500	Per Quote	6,750	4,750	3,750
501-999	Per Quote	6,550	4,500	3,550
1000+	Per Quote	5,000	4,000	3,250

Options

1. Networking Software: $650.00 USD per unit
2. Extended Warranty to one (1) year: $500.00 USD per unit

Notes

1. This does not represent a published price list
2. Prices do not include shipping, crating or any special handling, destination, import, VAT taxes, surcharges or taxes of any kind
3. Prices do not include any special options such as custom façade
4. Prices do not include any content, content development or custom application software
5. Volume pricing above 99 units must be verified in writing with PITI
6. Standard Warranty is ninety (90) days on electronic components and one (1) year on cabinet and optics, based upon normal use and wear. Warranty does not cover damage cause by misuse or handling as determined by PITI.

Payment Terms

1. Sixty (60%) percent due upon acceptance of purchase order; balance due and owning prior to shipment of order with verification of shipping documentation.

Revenue Sharing

1. Revenue sharing percentages between the parties on recurring advertising, content or transactions from which Representative receives any revenues shall be as follows:

a. Fifteen (15%) percent of gross revenues collected to be remitted to PITI

b. Eighty Five (85%) percent of gross revenues collected to be retained by Representative